Exhibit 23.1



                    Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-01249) pertaining to The Andersons, Inc. Long-Term Performance Compensation Plan, (Form S-8 No. 33-00233) pertaining to The Andersons, Inc. Employee Share Purchase Plan and (Form S-3 No. 333-4213) pertaining to the registration of debenture bonds, of The Andersons, Inc. of our report dated January 31, 1997, with respect to the consolidated financial statements of The Andersons, Inc. incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 1996.


                                                  /s/Ernst & Young LLP



Toledo, Ohio
March 26, 1997